CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements and Experts” and to the use of our reports on Dreyfus Large Company Value Fund and Dreyfus Premier Strategic Value Fund dated October 11, 2004, which are incorporated by reference, in this Registration Statement on Form N-14 of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York
December 13, 2004